EXHIBIT 10.44

                            EMPLOYMENT TERMINATION
                         AGREEMENT AND GENERAL RELEASE
                         -----------------------------


          WHEREAS MARIO GONZALEZ PADILLA ("MR. GONZALEZ") has been employed by PANAMCO LLC, a limited liability company organized under the laws of Delaware and d/b/a PANAMERICAN BEVERAGES COMPANY in Florida (hereinafter the "COMPANY") as Chief Financial Officer, and because the parties hereto desire to set forth their agreements with respect to the termination of MR. GONZALEZ's employment with the COMPANY pursuant to Section 5.4 of MR. GONZALEZ's Employment Agreement entered into on December 14, 2002, effective as of February 15, 2002 ("Employment Agreement"), MR. GONZALEZ and the COMPANY agree as follows:

          1. MR. GONZALEZ's employment with the COMPANY is hereby terminated on October 7, 2002 pursuant to Section 5.4 of the Employment Agreement.

          2. In consideration of the promises of the COMPANY set forth in paragraph 3 below, MR. GONZALEZ and his heirs, executors and administrators intending to be legally bound, hereby permanently and irrevocably terminates his employment with the COMPANY and releases and discharges the COMPANY and its parents, subsidiaries, affiliates, and its and their officers, directors, shareholders, employees, agents, successors, assigns, heirs, executors, and administrators, and any individual or organization related to the COMPANY and against whom or which MR. GONZALEZ could claim (hereinafter referred to collectively as the "COMPANY") from any and all causes of actions, suits, debts, claims and demands whatsoever, which he had, has, or may have against the COMPANY up until the date of his execution of this Agreement. Particularly, but without limitation, MR. GONZALEZ so releases any claims relating in any way to his employment or the termination of his employment relationship with the COMPANY, including any claims under any U.S. or Mexican federal, state or local laws, including the Florida Civil Rights Act of 1992, the Florida Private Whistleblower Act, the Miami-Dade County Equal Opportunity Ordinance, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as


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amended, the Family and Medical Leave Act, or any other labor or employment laws, any common law claims, such as actions in tort and contract, and all claims for counsel fees and costs.

          3. In full consideration of MR. GONZALEZ's execution of this Employment Termination Agreement and General Release, and his agreement to be legally bound by its terms, the COMPANY will, on or after the eighth day after MR. GONZALEZ's execution of this Agreement, provide MR. GONZALEZ with the following consideration, to which he would not otherwise be entitled:

     A. Unpaid Base Salary Through Date of Termination. PANAMCO promises to pay MR. GONZALEZ his regular base salary described in the Employment Agreement, as it shall have been increased, up to and including his Termination Date. Said payment shall be made according to PANAMCO's normal payroll practices on or prior to October 15, 2002.

     B. Lump Sum Severance Payment. PANAMCO promises to pay MR. GONZALEZ the gross amount of Forty Two Thousand Four Hundred and Ninety Four Dollars and Sixty Eight Cents ($42,494.68), less any tax withholding required by applicable law or regulation which is the equivalent to one month of Base Salary in accordance with Section 5.4(iii)of the Employment Agreement notwithstanding the full year of service has not been completed, plus unused vacation (ten days) in accordance with Section 4.4 of the Employment Agreement Agreement plus a pro rata automobile allowance in accordance with Section 3.3 of the Employment Agreement. Such amount shall be paid in a single lump sum within 5 business days after the 7 day revocation period described in Section 15 herein expires.

     C. Prorated Incentive Compensation Bonus for Bonus Period During which the Termination Occurred. PANAMCO promises to pay MR. GONZALEZ the gross amount of One Hundred and Twenty Six Thousand Six Hundred and Sixty Six Dollars and Sixty Seven Cents ($126,666.67), less any tax withholding required by applicable law or regulation which is the equivalent to the amounts that would otherwise be due to him as the Chief Financial Officer under


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Panamerican Beverages, Inc.'s 2002 Annual Incentive Plan (the "Incentive
Plan") if he had remained as Chief Financial Officer through the end of the year, prorated based on the number of days of participation under the Incentive Plan. Both parties agree that said payment shall be determined in the manner and upon the terms and conditions set forth in the Incentive Plan as if the Target Award of 50% of MR. GONZALEZ's annual Base Salary has been met multiplied by 1x. Such amount shall be paid in a single lump sum within 5 business days after the 7 day revocation period described in Section 15 herein expires.

     D. Relocation to home country. Upon MR. GONZALEZ's presentation of appropriate documentation, reimburse MR. GONZALEZ for reasonable moving and related expenses incurred as a result of MR. GONZALEZ's relocation back to his home country within 60 days after the execution of this Agreement in an amount not to exceed $25,000.00.

     E. Reasonable Business Expense. In accordance with the provisions of
Section 4.1 of the Employment Agreement, PANAMCO promises to reimburse MR. GONZALEZ for reasonable expenses paid or incurred by him in the course of and pursuant to the business of PANAMCO up to the Termination Date. Such reimbursement shall occur as soon as practicable after MR. GONZALEZ' Termination Date.

     F. Accrued But Unused Vacation Day Compensation. Included in the gross amount in paragraph 2 B. is the equivalent in cash of any unused vacation days available at the Termination Date. The payment under this paragraph is intended to compensate MR. GONZALEZ for any accrued but unused vacation days as of the Termination Date, as provided in Section 4.4 of the Employment Agreement.

     G. Benefit Programs. PANAMCO promises to continue to sponsor for MR. GONZALEZ the individual benefit programs described at Section 4.2 of the Employment Agreement for the earlier of (1) twelve (12) months following MR. GONZALEZ' Termination Date, or (2) the


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date MR. GONZALEZ obtains a similar individual benefit through other employment. In the event that PANAMCO is unable to provide MR. GONZALEZ with any individual benefit described at Section 4.2 of the Employment Agreement by reason of the termination of MR. GONZALEZ's employment, PANAMCO promises to pay MR. GONZALEZ an amount of money equivalent to PANAMCO's cost of providing the benefit to MR. GONZALEZ. PANAMCO's good faith determination of that cost shall be binding and conclusive on MR. GONZALEZ.

     Except as set forth in this Agreement, it is expressly agreed and understood that the COMPANY does not have, and will not have, any obligation to provide MR. GONZALEZ at any time in the future with any payments, benefits or considerations other than those recited in this paragraph.

     MR. GONZALEZ understands and acknowledges that he would not receive some of the benefits provided pursuant to this Section 3 except for his execution of this Agreement, his waiver of claims against PANAMCO, and the fulfillment of the promises contained herein.

     The parties acknowledge that the performance of the promises of each are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth in this Agreement.

          4. MR. GONZALEZ hereby agrees and recognizes that his employment relationship with the COMPANY has been permanently and irrevocably severed and that the COMPANY has no obligation to re-employ him in the future and that his H-1 visa will no longer be effective as of the Termination Date. COMPANY has the obligation to report the foregoing to the Immigration and Naturalization Service ("INS") and MR. GONZALEZ has the obligation to change his immigration status as of the Termination Date.


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          5. MR. GONZALEZ agrees and acknowledges that this agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the COMPANY.

          6. MR. GONZALEZ agrees (on reasonable request by PANAMCO, at PANAMCO's sole expense, and subject to his other commitments and obligations) to cooperate with PANAMCO in effecting a smooth transition of the management of PANAMCO with respect to the duties and responsibilities which MR. GONZALEZ performed for PANAMCO as its Chief Financial Officer. MR. GONZALEZ agrees to make himself reasonably available (on reasonable request by PANAMCO, at PANAMCO's sole expense, and subject to his other commitments and obligations) regarding prior business arrangements, and regarding pending litigation or litigation which may arise in the future, concerning matters of which MR. MR. GONZALEZ has personal knowledge or which were within MR. MR. GONZALEZ's management responsibilities.

          7. Each of GONZALEZ and PANAMCO and its officers shall not issue any communication or statement, written or otherwise, that disparages, criticizes or otherwise reflects adversely upon the other, except if testifying truthfully in conjunction with legal proceedings. In the event that either GONZALEZ or PANAMCO or its officers is compelled by subpoena process to testify, he or it will provide, to the extent possible, written notice to the other party in time to permit such party to seek an appropriate protective order or such other relief as may be necessary to enforce his or its rights under this Agreement.

          8. MR. GONZALEZ acknowledges that he remains subject to Articles 6, 7, 8, 9, and 10 of the Employment Agreement.

          9. Any dispute or controversy arising under or in connection with this Employment Termination Agreement and General Release shall be settled exclusively by


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arbitration in Miami-Dade County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne equally by both parties. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

          10. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

          11. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between MR. GONZALEZ and the COMPANY with respect to such subject matter, including but not limited to the Employment Agreement. However, Articles 6, 7, 8, and 9 of the Employment Agreement remain in full force and effect. This Agreement may not be modified in any way unless by a written instrument signed by both the COMPANY and MR. GONZALEZ.

          12. MR. GONZALEZ hereby certifies that he has read the terms of this Employment Termination Agreement and General Release, that he has been advised by the COMPANY to consult with an attorney of his own choice prior to executing this Agreement, that he has had an opportunity to do so, and that he understands this Agreement's terms and effects. MR. GONZALEZ further certifies that the COMPANY has not made any representations to MR.


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GONZALEZ concerning this Employment Termination Agreement and General Release other than those contained herein.

          13. MR. GONZALEZ acknowledges that he has been informed that he has the right to consider this Employment Termination Agreement and General Release for a period of at least 21 days prior to entering into this Agreement. He also understands that he has the right to revoke this Agreement for a period of 7 days following his execution of this Agreement by giving written notice by facsimile or hand delivery to the COMPANY at 701 Waterford Way, Eighth Floor, Miami, Florida 33126, Attention: Carlos Hernandez-Artigas, General Counsel. If any provision of this Employment Termination Agreement and General Release is deemed invalid, the remaining provisions shall not be affected. IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Employment Termination Agreement and General Release this ____ day of ___________, 2002.

WITNESS:______________________      /s/ Mario Gonzalez Padilla
                                    ---------------------------
                                    MARIO GONZALEZ PADILLA


                                    PANAMCO LLC d/b/a PANAMERICAN
                                    BEVERAGES COMPANY


WITNESS:______________________      BY:  /s/ Carlos Hernandez-Artigas
                                         -----------------------------
                                    NAME: CARLOS HERNANDEZ-ARTIGAS
                                    VICE PRESIDENT AND SECRETARY


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